--------------------------



                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                             Celebrate Express, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    15100A104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  April 3, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    15100A104
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Hawkshaw Capital Management, LLC


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     728,988

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     728,988

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     728,988

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, OO

________________________________________________________________________________

CUSIP No.    15100A104
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Hawkshaw Capital Partners, LP


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     410,038

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     410,038

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     410,038

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.2%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN


________________________________________________________________________________

CUSIP No.    15100A104
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Frank C. Byrd III

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     728,988

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     728,988

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     728,988

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________

CUSIP No.    15100A104
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kian Ghazi

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     728,988

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     728,988

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     728,988

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________

CUSIP No.    15100A104
            ---------------------

Item 1(a).  Name of Issuer:

            Celebrate Express, Inc.
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:

            11220 120th Avenue NE
            Kirkland, Washington 98033
            United States
            ____________________________________________________________________

Item 2(a).  Name of Persons Filing:

            Hawkshaw Capital Management, LLC
            Hawkshaw Capital Partners, LP
            Frank C. Byrd III
            Kian Ghazi
            ____________________________________________________________________

      (b).  Address of Principal Business Office, or if None, Residence:

            Hawkshaw Capital Management, LLC
            400 Madison Avenue, 14th Floor
            New York, NY 10017

            Hawkshaw Capital Partners, LP
            c/o Hawkshaw Capital Management, LLC
            400 Madison Avenue, 14th Floor
            New York, NY 10017

            Frank C. Byrd III
            c/o Hawkshaw Capital Management, LLC
            400 Madison Avenue, 14th Floor
            New York, NY 10017

            Kian Ghazi
            c/o Hawkshaw Capital Management, LLC
            400 Madison Avenue, 14th Floor
            New York, NY 10017
            ____________________________________________________________________

      (c).  Citizenship:

            Hawkshaw Capital Management, LLC - Delaware
            Hawkshaw Capital Partners, LP - Delaware
            Frank C. Byrd III - United States of America
            Kian Ghazi - United States of America
            ____________________________________________________________________

      (d).  Title of Class of Securities:

            Common Stock, $0.001 par value
            ____________________________________________________________________

      (e).  CUSIP Number:

            15100A104
            ____________________________________________________________________


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An      investment      adviser      in      accordance      with
               s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

            Hawkshaw Capital Management, LLC - 728,988
            Hawkshaw Capital Partners, LP - 410,038
            Frank C. Byrd III - 728,988
            Kian Ghazi - 728,988
          ______________________________________________________________________

     (b)  Percent of class:

            Hawkshaw Capital Management, LLC - 9.3%
            Hawkshaw Capital Partners, LP - 5.2%
            Frank C. Byrd III - 9.3%
            Kian Ghazi - 9.3%

      ______________________________________________________________________


     (c)  Number of shares as to which the person has:

Hawkshaw Capital Management, LLC

          (i)   Sole power to vote or to direct the vote          0
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote        728,988
                                                          _____________________,

          (iii) Sole power to dispose or to direct the            0
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the          728,988
                disposition of                            _____________________.

Hawkshaw Capital Partners, LP

          (i)   Sole power to vote or to direct the vote          0
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote        410,038
                                                          _____________________,

          (iii) Sole power to dispose or to direct the            0
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the          410,038
                disposition of                            _____________________.



Frank C. Byrd III

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote          0
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote        728,988
                                                          _____________________,

          (iii) Sole power to dispose or to direct the            0
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the          728,988
                disposition of                            _____________________.

Kian Ghazi

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote          0
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote        728,988
                                                          _____________________,

          (iii) Sole power to dispose or to direct the            0
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the          728,988
                disposition of                            _____________________.

         _______________________________________________________________________

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            N/A
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

            N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

            N/A
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

            N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

            N/A
          ______________________________________________________________________

Item 10.  Certification.


          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                                  April 12, 2007
                                        ----------------------------------------
                                                        (Date)


                                  Hawkshaw Capital Management, LLC*

                                  By: /s/ Frank C. Byrd III
                                      ------------------------------------------
                                  Name: Frank C. Byrd III
                                  Title: Managing Member

                                  Hawkshaw Capital Partners, LP*

                                  By: Hawkshaw Capital Holdings, LLC,
                                      its general partner

                                  By: /s/ Frank C. Byrd III
                                      ------------------------------------------
                                  Name: Frank C. Byrd III
                                  Title: Managing Member


                                      /s/ Frank C. Byrd III*
                                      ------------------------------------------
                                        Frank C. Byrd

                                      /s/ Kian Ghazi*
                                      ------------------------------------------
                                        Kian Ghazi


* The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit A
                                    AGREEMENT

     The undersigned agree that this Schedule 13G dated April 12, 2007 relating to the Common Stock, $0.001 par value of Celebrate Express, Inc. shall be filed on behalf of the undersigned.


                                          Hawkshaw Capital Management, LLC

                                          By: /s/ Frank C. Byrd III
                                              ----------------------------------
                                          Name: Frank C. Byrd III
                                          Title: Managing Member

                                          Hawkshaw Capital Partners, LP

                                          By: Hawkshaw Capital Holdings, LLC,
                                              its general partner

                                          By: /s/ Frank C. Byrd III
                                              ----------------------------------
                                          Name: Frank C. Byrd III
                                          Title: Managing Member


                                              /s/ Frank C. Byrd III
                                              ----------------------------------
                                                Frank C. Byrd

                                              /s/ Kian Ghazi
                                              ----------------------------------
                                                Kian Ghazi



SK 21676 0001 764127